Exhibit 99.1
NUCRYST Announces Fourth Quarter and Year End 2008 Financial Results
Princeton, New Jersey — February 17, 2009 - NUCRYST Pharmaceuticals Corp., a developer and manufacturer of medical products that fight infection and inflammation, today announced its financial results for the fourth quarter and full year ended December 31, 2008.
For the quarter ended December 31, 2008, NUCRYST reported net income of $1.0 million, or $0.05 cents per share, on revenues of $5.8 million. This compares to net income of $3.2 million, or $0.17 cents per share, on revenues of $11.2 million in the same period of 2007. The fourth quarter of 2008 included $1.9 million of foreign exchange gains related to the strengthening of the U.S. dollar against the Canadian dollar. NUCRYST did not earn any milestone revenue in the fourth quarter of 2008, compared to $5.0 million of milestone revenue in the fourth quarter of 2007.
For the full year, total revenues for 2008 were $20.9 million, compared to $30.1 million in 2007. The net loss for 2008 was $3.0 million or $0.16 per share, which represents an improvement of approximately $1.0 million, or 26%, from the net loss of $4.0 million, or $0.22 per share, in 2007.
The 2008 operating loss increased by $4.8 million to $6.1 million compared to $1.3 million in 2007. The Company earned $10.0 million in milestone revenue in 2007, compared to zero in 2008.
“The consolidation of our research and development activities into our Canadian operations, along with our corporate headquarters relocation to Princeton, New Jersey in the fourth quarter of 2008 will significantly assist us in our cost containment efforts going forward,” said David B. Holtz, Interim President and Chief Executive Officer, and Chief Financial Officer of NUCRYST. “We will continue to explore strategic growth opportunities that leverage our expertise in innovative wound care and coating technology while at the same time maintaining our focus on reducing our overall cost structure.”
At December 31, 2008, NUCRYST had $23.4 million in cash and cash equivalents, compared to $17.8 million at December 31, 2007. Last week, NUCRYST announced an $0.80 per share cash distribution to common stock shareholders. The distribution will total $14.7 million with a distribution record date of February 17, 2009 and a distribution payable date of February 25, 2009.
“We are focused on moving the company towards a sustainable level of profitability with our current business,” said Mr. Holtz. “With the previously announced return of capital to our shareholders in the first quarter of 2009, we are taking the necessary steps to reduce our cost structure to an appropriate level.”
Fourth Quarter Financial Analysis
The total revenue for the fourth quarter of 2008 decreased to $5.8 million, compared to $11.2 million in the fourth quarter of 2007. The fourth quarter of 2007 included $5.0 million in milestone revenue. Wound care product revenues less the manufacturing cost rebate for the fourth quarter of 2008 were

$5.8 million, compared to $6.2 million in the fourth quarter of 2007. The decline was due to lower royalty revenue on Smith & Nephew’s end sales and a decline in products shipped to Smith & Nephew.
Gross margin on product revenues (which excludes milestone revenue) was 44% in both the fourth quarter of 2008 and 2007 as the decline in revenues from units shipped and royalties were offset by cost reductions and an increase in the level of fixed overhead costs reimbursed by Smith & Nephew. NUCRYST’s gross margin percent may vary from period to period due to differences in timing of product shipments to Smith & Nephew and when Smith & Nephew sells product to its customers.
Research and development spending in the fourth quarter of 2008 totaled $0.9 million compared to $1.5 million in fourth quarter of 2007. NUCRYST completed the transfer of development programs to its Fort Saskatchewan, Alberta operations as part of its closure of its Wakefield, Massachusetts facility. NUCRYST also eliminated spending on several development programs until commercialization partners are identified for these programs.
General and administrative costs in the fourth quarter of 2008 totaled $2.4 million as compared to $2.8 million in the fourth quarter of 2007, as a result of staff reductions in the U.S. and lower facility-related costs in Canada. These declines were partially offset by $0.3 million in additional facility closure costs. NUCRYST also incurred a $0.2 million write-off of leasehold improvements in the fourth quarter of 2008 related to the Wakefield, Massachusetts facility closure.
Other income and expenses for the fourth quarter of 2008 included foreign exchange gains of $1.9 million compared to foreign exchange losses of $0.3 million in the same period in 2007. The changes in the U.S. dollar and Canadian dollar exchange rate results in unrealized currency gains and losses on our U.S. dollar working capital amounts held by our Canadian operations. All of our revenues from Smith & Nephew are received in U.S. dollars.
2008 Full Year Financial Analysis
Total revenues for 2008 decreased to $20.9 million, compared with $30.1 million in 2007. The 2007 revenues included $10.0 million in milestone revenue, compared to zero milestone revenue in 2008. Wound care product revenues for 2008 were $20.9 million, compared to $20.1 million in 2007. An increase in revenues earned based on the higher fixed level of overhead cost reimbursement by Smith & Nephew was offset by a 5% decline in units shipped to Smith & Nephew. Revenues based on Smith & Nephew’s end sales were roughly flat year over year.
Gross margin on product revenues (which excludes milestone revenue) was 39% in 2008 compared to 28% in 2007. The improvement in gross margin is primarily attributable to an increase in the level of fixed overhead costs recovered on products shipped and a decrease in manufacturing costs which offset a substantial portion of the fixed manufacturing cost rebate provided to Smith & Nephew.
Research and development spending in 2008 totaled $5.0 million, compared to $6.3 million in 2007. The decrease is the result of reductions in spending on pharmaceutical research and development programs.
General and administrative costs in 2008 totaled $9.1 million as compared to $9.5 million in 2007, representing reduced general and administrative costs at the Fort Saskatchewan facility, lower contractual consulting costs, and a decline in stock option compensation expense recognized in the year.

The decrease in general and administrative costs was partially offset by costs associated with the fourth quarter closure of the Wakefield, Massachusetts facility.
Included in other income and expenses are foreign exchange gains in 2008 of $2.8 million compared to foreign exchange losses of $3.3 million for the full year 2007.
Certain information regarding gross margin on product revenues excluding the impact of milestone payments is presented in this release. NUCRYST believes that this is a useful financial measure for investors in evaluating our operating performance for the periods presented, as when read in conjunction with the changes in revenue on a U.S. GAAP basis, it presents a useful tool to evaluate our ongoing operations. In addition, these amounts are some of the factors used by management to evaluate the overall performance of the business. This information, however, is not a measure of financial performance under U.S. GAAP and should not be considered a substitute for changes in revenue or gross margin as determined in accordance with U.S. GAAP.
About NUCRYST Pharmaceuticals Corp.
NUCRYST Pharmaceuticals Corp. (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using SILCRYST™, its patented atomically disordered nanocrystalline silver technology. NUCRYST licensed world-wide rights for SILCRYST™ wound care coating products to Smith & Nephew plc, which markets these products in over 30 countries under their Acticoat™ trademark. NUCRYST has developed its proprietary nanocrystalline silver in a powder form, referred to as NPI 32101, for use in medical devices and as an active pharmaceutical ingredient.
A conference call regarding our fourth quarter and full year 2008 results is set for today at 9:00 a.m. EST. To participate, please call the toll-free number 1-800-732-6179. To listen to the call live on the Internet, please go to http://www.nucryst.com/web_casts.htm.
A more detailed discussion of NUCRYST’s 2008 full year results will be available in the 10-K filing which will be available at www.sec.gov and www.sedar.com when filed. NUCRYST filings are also available at www.nucryst.com/Regulatory_Filings.htm.
For more information, contact:
David B. Holtz
Interim President and Chief Executive Officer
Chief Financial Officer
NUCRYST Pharmaceuticals Corp.
609-228-8220
David Wills / Gillian McArdle
Investor Relations
416-504-8464
info@nucryst.com
All amounts in U.S. dollars

SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.
Acticoat™ is a trademark of Smith & Nephew plc
The financial results in this news release are unaudited, and are not a complete disclosure of our quarterly or annual financial results. This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada (collectively “forward-looking statements”). Forward-looking statements in this news release include, but are not limited to, statements about: our strategy, future operations, prospects and plans of management and our ability to achieve operating efficiencies and cost reductions. With respect to the forward-looking statements contained in this news release, readers are cautioned that numerous risks, uncertainties and other factors could cause our actual results to differ materially from those indicated in these statements including, but not limited to: the effect of the distribution of capital on our liquidity and ability to operate the business; future shareholder actions with respect to our capitalization and strategic direction; the performance of stock markets generally; our ability to satisfy regulatory and stock exchange standards and requirements to maintain our exchange listing; the uncertainty of our future operating results, which are likely to fluctuate; our ability to maintain our collaboration with Smith & Nephew; our reliance on sales of Acticoat™ products with our SILCRYST™ coatings by Smith & Nephew; the future financial performance and operating performance of Smith & Nephew; our ability to achieve cost reductions from office, facility and program consolidations; our ability to establish successful commercialization programs, through new corporate collaborations or otherwise for any future products; the availability of regulatory approval for new products, and our ability to maintain regulatory compliance with respect to our existing products, the impact of competition from other pharmaceutical or medical device companies; changes in currency exchange rates; our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with governmental regulations and standards; our ability to retain skilled and experienced personnel; changes in general economic and capital market conditions; and management’s response to these factors. Although we have attempted to identify the important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements in this release, there may be other factors that cause actual results or events to differ from those expressed or implied in forward looking statements. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov and with securities authorities in Canada on SEDAR at www.sedar.com. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and NUCRYST disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future developments or otherwise after the date hereof.
[Financial Table to Follow]

NUCRYST PHARMACEUTICALS CORP.
Financial Highlights
(unaudited)
(thousands of U.S. dollars except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Condensed Consolidated Statements of Operations	2008	2007	2008	2007
Revenue	$5,757	$11,235	$20,907	$30,092

Operating expenses:

Cost of goods sold	3,217	3,502	12,842	14,477

Research and development	932	1,454	4,955	6,303

General and administrative	2,392	2,803	9,062	9,481

Write down of capital assets	174	—	174	1,173

Total operating expenses	6,715	7,759	27,033	31,434

Loss from operations	(958)	3,476	(6,126)	(1,342)

Other income/(expenses)	1,948	(148)	3,166	(2,539)

Net pre-tax income/(loss)	990	3,328	(2,960)	(3,881)

Income tax expense	—	140	11	140

Net income/(loss)	$990	$3,188	$(2,971)	$(4,021)

Basic and diluted net loss per common share	$0.05	$0.17	$(0.16)	$(0.22)

Dilutive weighted average common shares outstanding	18,367,239	18,413,248	18,365,053	18,333,810

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Additional Revenue and Gross Margin Details	2008	2007	2008	2007

Revenue
Wound care product revenue	$6,882	$7,360	$25,407	$24,592
Manufacturing cost rebate	(1,125)	(1,125)	(4,500)	(4,500)
Milestone revenue	—	5,000	—	10,000

Total revenue	$5,757	$11,235	$20,907	$30,092

Cost of goods sold	3,217	3,502	12,842	14,477

Gross margin excluding milestone revenue	$2,540	$2,733	$8,065	$5,615

	December 31
Selected Consolidated Balance Sheet Data	2008	2007

Cash and cash equivalents	$23,388	$17,841

Current assets	31,751	37,618

Total assets	41,800	51,299
Current liabilities	2,949	3,828
Non-current liabilities	495	726

Shareholders’ equity	38,356	46,745